Exhibit 2.1

AMENDMENT #1
TO
AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT #1 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) dated as of October 1, 2009 is entered into by and among Steel Vault Corporation, a Delaware corporation (“Company”), VeriChip Corporation, a Delaware corporation (“Acquiror”) and VeriChip Acquisition Corp., a Delaware corporation (“MergerCo”).

WHEREAS, Acquiror, Company and MergerCo entered into that certain Agreement and Plan of Reorganization dated September 4, 2009 (the “Agreement”) in connection with the potential combination of the Company and Acquiror;

WHEREAS, the Company Special Committee and the Acquiror Special Committee recommended to the Company Board and the Acquiror Board, respectively, that the merger consideration be changed to reflect cash payment in lieu of fractional shares of Acquiror Common Stock, rather than rounding up to the nearest whole number of shares, as originally contemplated under the Agreement, and the Company Board and the Acquiror Board have each determined that a modification to the Agreement in this regard is appropriate; and

WHEREAS, the definitions of certain capitalized terms used herein shall be as set forth in the Agreement except as revised herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Modifications to the Agreement. The below-indicated sections of the Agreement are modified as follows.

(a) Section 3.4(a) of the Agreement is hereby amended by deleting the existing language in its entirety and inserting the following therefore:

Exchange Agent. Not less than three (3) Business Days prior to the Closing Date, Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”) for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Company Common Stock for the applicable Merger Consideration. At or prior to the Effective Time, Acquiror shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Stock, certificates or, at Acquiror’s option, evidence of shares in book-entry form, representing shares of Acquiror Common Stock in such denominations as the Exchange Agent may reasonably specify, and cash sufficient to make payments in lieu of fractional shares pursuant to Section 3.4(c). All such certificates (or evidence of book-entry form, as the case may be) for shares of Acquiror Common Stock so deposited, together with any dividends or distributions with respect thereto, and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.”

(b) Section 3.4(b)(2) of the Agreement is hereby amended by deleting the existing language in its entirety and inserting the following therefore:

In effecting the payment and delivery of the applicable Merger Consideration in respect of Shares entitled to the applicable Merger Consideration pursuant to Section 3.1, upon the surrender of such Shares, the Exchange Agent shall deliver the number of whole  shares of Acquiror Common Stock, as well as cash sufficient to make payments in lieu of any fractional shares of Acquiror Common Stock pursuant to Section 3.4(c), that are represented by such holder’s properly surrendered certificates and which such holder is entitled to receive as Merger Consideration in accordance with this Article 3. Upon such delivery, such Shares so surrendered shall forthwith be canceled.

(c) Section 3.4(b)(5) of the Agreement is hereby amended by deleting the existing language in its entirety and inserting the following therefore:

The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be cancelled and exchanged into the applicable Merger Consideration and, if applicable, cash payment in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.4(c), with respect to the shares of Company Common Stock formerly represented thereby.

(d) Section 3.4(c) of the Agreement is hereby amended by deleting the existing language in its entirety and inserting the following therefore:

No Issuance of Fractional Shares. No certificate or scrip representing fractional Acquiror Common Stock shall be issued upon the surrender of certificates formerly representing Company Common Stock or otherwise in the Merger. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock that are converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all certificates formerly representing Company Common Stock delivered by such holder and the aggregate number of Company Common Stock represented thereby, and after giving effect to the exercise of any Company Stock Options or Company Warrants to be exercised by such holder in connection with the Closing) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the NASDAQ for the five consecutive trading days immediately preceding the Effective Time. The parties acknowledge that payment of cash in lieu of issuing fractional shares is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained-for consideration.

(e) Section 3.4(d) of the Agreement is hereby amended by deleting the existing language in its entirety and inserting the following therefore:

Lost Certificates. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration and, if applicable, cash payment in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.4(c), with respect to the Shares formerly represented thereby, pursuant to this Agreement.

2. Conflict. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall prevail. Otherwise, except as specifically set forth in this Amendment, all the terms and conditions of the Agreement are hereby ratified and affirmed.

3. Entire Agreement. This Amendment and the Agreement (together with the corresponding Disclosure Schedules) represent the entire agreement among the parties relating to the subject matter hereof and thereof, and supersede and cancel any and all prior oral or written agreements among them, relating to the subject matter hereof and thereof and may not be amended or modified except by a written agreement signed by each party hereto.

4. Counterparts. This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatory to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

STEEL VAULT CORPORATION

By: /s/ William J. Caragol
Name: William J. Caragol
Its: Chief Executive Officer, President
and Acting Chief Financial Officer

VERICHIP CORPORATION

By:  /s/ Allison Tomek
Name: Allison Tomek
Its: Secretary

VERICHIP ACQUISITION CORP.

By:  /s/ Allison Tomek
Name: Allison Tomek
Its: Secretary

(Signature Page to Amendment #1 to Agreement and Plan of Reorganization)